UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Southern Copper Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 27, 2009

Dear Common Stockholder:

        You are cordially invited to attend the annual meeting of stockholders, which will be held at Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Mexico City, Mexico, on Thursday, April 30, 2009, at 9:00 A.M., Mexico City time. We hope you can be with us.

        At the meeting, you will be asked to elect thirteen directors and to ratify the selection of Galaz, Yamazaki, Ruiz Urquiza S.C., a member firm of Deloitte Touche Tohmatsu, as our independent accountants.

        The meeting also provides you with an opportunity to review our activities and our plans and prospects for the future.

        It is important that your shares be represented at the meeting whether or not you are able to attend in person. Therefore, you are asked to vote, sign, date, and mail the enclosed proxy card. Please do so today. In Peru, you may deliver your signed proxy card to our offices in Lima, Ilo, Toquepala, and Cuajone. In Mexico, you may deliver your signed proxy card to our offices in Mexico City.

Sincerely,

Germán Larrea Mota-Velasco Chairman of the Board	Oscar González Rocha President and Chief Executive Officer

11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028, TEL (602) 494-5328
Avenida Caminos del Inca No. 171, Chacarilla del Estanque, Santiago de Surco, Lima 33, Peru
TEL (511) 512-0440, ext. 3325
Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Mexico City, Mexico
TEL (52-55) 1103-5320

11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028	Avenida Caminos del Inca No. 171, Chacarilla del Estanque, Santiago de Surco, Lima 33, Peru	Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Mexico City, Mexico

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on April 30, 2009

To the Common Stockholders of Southern Copper Corporation:

        The annual meeting of stockholders of Southern Copper Corporation will be held at Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Mexico City, Mexico, on Thursday, April 30, 2009, at 9:00 A.M., Mexico City time, for the following purposes:

(1)	To elect our thirteen directors, who will serve until the 2010 annual meeting;
(2)

To ratify the selection by the Audit Committee of the Board of Directors of Galaz, Yamazaki, Ruiz Urquiza S.C., a member firm of Deloitte Touche Tohmatsu, as our independent accountants for calendar year 2009; and

(3)	To transact such other business as may properly come before the meeting.

        Stockholders of record at the close of business on March 3, 2009 (the “record date”) will be entitled to vote at the annual meeting. Stockholders of record who attend the annual meeting in person may withdraw their proxies and vote in person if they wish.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 30, 2009. The proxy statement and annual report on Form 10-K are available at www.proxymaterial.com/pcu. If you wish to attend the meeting and vote your shares in person visit www.proxymaterial.com/pcu or call: (52-55) 1103-5320, to obtain information, including directions.

By order of the Board of Directors,

/s/ ARMANDO ORTEGA GÓMEZ

Armando Ortega Gómez, Secretary

Phoenix, Arizona, March 27, 2009

Your Vote is Important
Please mark, sign, date, and return your enclosed proxy card

PROXY STATEMENT

        This proxy statement is furnished as part of the solicitation by the Board of Directors of Southern Copper Corporation (“SCC”, “us”, “our”, or the “Company”), 11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028, USA, Avenida Caminos del Inca No. 171, Chacarilla del Estanque, Santiago de Surco, Lima 33, Peru, and Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Mexico City, Mexico, of the proxies of all holders of common stock (the “Common Stockholders” or “you”) to vote at the annual meeting to be held on April 30, 2009, and at any adjournment thereof. This proxy statement and the enclosed form of proxy are being mailed and made available electronically commencing on or about April 1, 2009, to the Common Stockholders of record on March 3, 2009. Additional copies will be available at our offices in the United States, Lima and other locations in Peru, and Mexico.

        Any proxy in the enclosed form given pursuant to this solicitation and received in time for the annual meeting will be voted with respect to all shares represented by it and in accordance with the instructions, if any, given in such proxy. If we receive a signed proxy with no voting instructions given, such shares will be voted for the proposal to elect directors, and for the proposal to ratify the selection by the Audit Committee of the Board of Directors of  Galaz, Yamazaki, Ruiz Urquiza S.C., a member firm of Deloitte Touche Tohmatsu, as our independent accountants for the calendar year 2009. Any proxy may be revoked at any time prior to the exercise thereof by notice from you, received in writing by our Secretary, or by written ballot voted at the meeting or by delivery of a later dated proxy card.

        Our outstanding shares consist of Common Stock, par value $0.01 per share (the “Common Stock”). At the close of business on February 27, 2009 we had outstanding  851,564,650 shares of Common Stock. Each share of Common Stock outstanding on March 3, 2009, the record date for the annual meeting, is entitled to vote at the meeting. Each share of Common Stock is entitled to one vote.

        Unless stated otherwise, references herein to “dollars”, or “$” are to U.S. dollars; references to “S/.”, “nuevo sol” or “nuevos soles”, are to Peruvian Nuevos Soles; and references to “peso”, “pesos”, or “Ps.”, are to Mexican pesos.

VOTING SECURITIES

        Our Amended and Restated Certificate of Incorporation, as amended (the “Certificate”) provides that the number of Directors shall be fixed from time to time by resolution of a majority of the Board of Directors, provided that the number of directors shall not be less than six or more than fifteen. The Board of Directors at its meeting held on January 29, 2009 fixed the number of directors at thirteen. The directors are elected by the Common Stockholders, with each share of Common Stock outstanding at the March 3, 2009 record date entitled to one vote at the annual meeting.

        A plurality of the votes cast by you is required for the election of the thirteen directors. Abstentions and broker non-votes are counted for quorum purposes but are not counted either as votes cast “For” or “Against” any nominee. A broker “non-vote” occurs when a broker submits a proxy card with respect to shares of Common Stock held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner.

        The affirmative vote of a majority of the votes cast in person or by proxy at the meeting by the holders of shares of Common Stock entitled to vote thereon is required to ratify the selection of the independent accountants described in this proxy statement. Abstentions and broker non-votes are counted for quorum purposes but are not counted either as votes cast “For” or “Against” the proposal to ratify the selection of the independent accountants described in this proxy statement.

        When a Common Stockholder participates in the Dividend Reinvestment Plan applicable to our Common Stock, the Common Stockholder’s proxy to vote shares of Common Stock will include the number of shares held for him by The Bank of New York Mellon, the agent under the plan. If you do not send any proxy, the shares held for your account in the Dividend Reinvestment Plan will not be voted.

Quorum

        Our by-laws provide that the presence in person or by proxy of the Common Stockholders of record holding a majority of the outstanding shares of Common Stock entitled to vote at the meeting shall constitute a quorum for purposes of electing directors and voting on proposals other than the election of directors.

ELECTION OF DIRECTORS

        Thirteen nominees are proposed for election by you at the annual meeting. The nominees to be voted on by you are Emilio Carrillo Gamboa, Alfredo Casar Pérez, Alberto de la Parra Zavala, Xavier García de Quevedo Topete, Oscar González Rocha,  Germán Larrea Mota-Velasco, Genaro Larrea Mota-Velasco, Daniel Muñiz Quintanilla, Armando Ortega Gómez, Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, Juan Rebolledo Gout, and Carlos Ruiz Sacristán. Mr. Harold S. Handelsman will not stand for re-election.  All of the nominees are currently serving as directors.

        Our Certificate requires the Board of Directors to include a certain number of special independent directors. A special independent director is a person who (i) satisfies the independence standards of the New York Stock Exchange (“NYSE”) (or any other exchange or association on which the Common Stock is listed) and (ii) is nominated by a Special Nominating Committee of the Board of Directors.

        The Special Nominating Committee, composed of Messrs. Luis Miguel Palomino Bonilla, Carlos Ruiz Sacristán (each a Special Designee), and Xavier García de Quevedo Topete (the Board Designee), has nominated Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Carlos Ruiz Sacristán as special independent directors. Additionally, the Board of Directors at its meeting held on January 29, 2009 selected Mr. Emilio Carrillo Gamboa as our fourth independent director. For further information please see the section on “Special Independent Directors/Special Nominating Committee.”

        Proxies in the enclosed form will be voted, unless authority is withheld, for the election of the nominees named below. If any person should be unavailable for election, proxies will be voted for another individual chosen by the Board of Directors as a substitute for the unavailable nominee.

NOMINEES FOR ELECTION AS DIRECTORS

        The following thirteen individuals have been nominated for election to the Board of Directors.

Common Stock Director	Age	Position

Germán Larrea Mota-Velasco	55	Chairman of the Board and Director
Oscar González Rocha	70	President, Chief Executive Officer, and Director
Emilio Carrillo Gamboa	71	Director
Alfredo Casar Pérez	55	Director
Alberto de la Parra Zavala	42	Director
Xavier García de Quevedo Topete	62	President, Chief Executive Officer of Southern Copper Minera Mexico, Chief Operating Officer of SCC, and Director
Genaro Larrea Mota-Velasco	48	Director
Daniel Muñiz Quintanilla	35	Director

Armando Ortega Gómez	48	Vice President, Legal, General Counsel, Secretary, and Director
Luis Miguel Palomino Bonilla	49	Director
Gilberto Perezalonso Cifuentes	66	Director
Juan Rebolledo Gout	58	Director
Carlos Ruiz Sacristán	59	Director

        Germán Larrea Mota-Velasco, Director. Mr. Larrea has been Chairman of the Board since December 1999, Chief Executive Officer from December 1999 to October 2004, and a Director of the Company since November 1999. He has been Chairman of the Board of Directors, President and Chief Executive Officer of Grupo México, S.A.B. de C.V. (“Grupo Mexico”) (holding) since 1994. Mr. Larrea has been Chairman of the Board of Directors and Chief Executive Officer of Grupo Ferroviario Mexicano, S.A. de C.V. (railroad company) since 1997. Mr. Larrea was previously Executive Vice Chairman of Grupo Mexico, and has been member of the Board of Directors since 1981. He is also Chairman of the Board of Directors and Chief Executive Officer of Empresarios Industriales de México, S.A. de C.V. (holding), Compañía Perforadora México, S.A. de C.V. (drilling company), México Compañía Constructora, S.A. de C.V. (construction company), and Fondo Inmobiliario (real estate company), since 1992. He founded Grupo Impresa, a printing and publishing company in 1978, remaining as the Chairman and Chief Executive Officer until 1989 when the company was sold. He is also a Director of Banco Nacional de México, S.A. (Citigroup), which forms part of Grupo Financiero Banamex, S.A. de C.V., Consejo Mexicano de Hombres de Negocios, and Grupo Televisa, S.A.B. He and Mr. Genaro Larrea Mota-Velasco are brothers.

        Oscar González Rocha, Director. Mr. González Rocha has been our President since December 1999 and our President and Chief Executive Officer since October 21, 2004. He has been a Director of the Company since November 1999. Previously, he was the Company’s President and General Director and Chief Operating Officer from December 1999 to October 20, 2004. Mr. González Rocha has been a Director of Grupo Mexico from 2002 to present. He was General Director of Mexicana de Cobre, S.A. de C.V. from 1986 to 1999 and of Mexicana de Cananea, S.A. de C.V. from 1990 to 1999. He was an alternate Director of Grupo Mexico from 1998 to April 2002. Mr. González Rocha is a civil engineer with a degree from the Autonomous National University of Mexico (UNAM).

        Emilio Carrillo Gamboa, Director. Mr. Carrillo Gamboa has been a Director of the Company since May 30, 2003 and is our fourth independent Director nominee. Mr. Carrillo Gamboa is a prominent lawyer in Mexico and has been the Senior Partner of the law firm Bufete Carrillo Gamboa, S.C., a law firm specializing in corporate, financial, commercial, and public utility issues, for the last five years. Mr. Carrillo Gamboa has extensive business experience and currently serves on the boards of many prestigious international and Mexican corporations as well as charitable organizations. Since March 9, 2005, he has been Chairman of the Board of The Mexico Fund, Inc. (NYSE—msxf), a nondiversified closed-end management investment company. Mr. Carrillo Gamboa was Director General of Teléfonos de México, S.A. de C.V. (TELMEX) and from July 1987 to February 1989, he was Mexico’s Ambassador to Canada. Mr. Carrillo Gamboa currently serves on the boards of Grupo Modelo, S.A.B. de C.V. (beer brewing), Kimberly-Clark de México, S.A.B. de C.V. (consumer products), SANLUIS Corporación, S.A.B. de C.V. (automotive parts), Empresas ICA, S.A.B. de C.V. (construction), Grupo Posadas, S.A.B. de C.V., Grupo Mexico and subsidiaries, Grupo Nacional Provincial, S.A.B., Medica Integral GNP, S.A. de C.V., Profuturo GNP, S.A. de C.V. Afore, and Gasoductos de Chihuahua, S. de R.L. de C.V. and subsidiaries. He is a member of the Valuation, Contract Review and Nominating and Corporate Governance Committees of the Mexico Fund and a member of the Audit Committee of the following companies: Empresas ICA, S.A.B. de C.V. since 2002, Grupo Modelo, S.A.B. de C.V. since 2002, Kimberly-Clark de México, S.A.B. de C.V. since 2002, SANLUIS Corporación, S.A.B. de C.V. since 2002, The Mexico Fund, Inc. since 2002, Grupo Mexico and subsidiaries since 2004, and Grupo Posadas, S.A.B. de C.V. since 2006. Except for Medica Integral GNP, S.A. de C.V., Profuturo GNP, S.A. de C.V. Afore, and Gasoductos de Chihuahua, S. de R.L. de C.V. and subsidiaries, which are private companies, the rest are public companies listed on the Mexican Stock Exchange, and two are listed on the NYSE, The Mexico Fund, Inc., and Empresas ICA, S.A.B. de C.V. Mr. Carrillo Gamboa has a law degree from the Autonomous National University of Mexico (UNAM). He also attended a continuous legal education program at Georgetown University Law School, and practiced at the World Bank.

        Alfredo Casar Pérez, Director. Mr. Casar Pérez has been a Director of the Company since October 26, 2006. He has been a member of the Board of Directors of Grupo Mexico since 1997. He is also a member of the Board of Directors of Ferrocarril Mexicano, S.A. de C.V., an affiliated company of Grupo Mexico, since 1998 and its Chief Executive Officer since 1999. From 1992 to 1999, Mr. Casar Pérez served as General Director and member of the Board of Directors of Compañía Perforadora México, S.A. de C.V. and México Compañía Constructora, S.A. de C.V., two affiliated companies of Grupo Mexico. Mr. Casar Pérez served as Project Director of ISEFI, a subsidiary of Banco Internacional in 1991 and Executive Vice President of Grupo Costamex in 1985. Mr. Casar Pérez also worked for the Real Estate Firm, Agricultural Ministry, and the Mexican College. Mr. Casar Pérez holds a degree in Economics from the Autonomous Technological Institute of Mexico, ITAM, and one in Industrial Engineering from the Anahuac University. He also holds a Master’s degree in Economics from the University of Chicago.

        Alberto de la Parra Zavala, Director. Mr. de la Parra has been a Director of the Company since July 26, 2007. He has been the General Counsel of Grupo Mexico since February 2007. He was a Partner of Galicia y Robles, S.C., a prominent Mexican law firm, from February 2002 to January 2007. Mr. de la Parra was a Partner of Santamarina y Steta, S.C., one of the largest law firms in Mexico, from 1997 to 2002. He also worked for one year as a foreign associate with the law firm White & Case LLP in New York City. Mr. de la Parra is an accomplished Mexican attorney with broad experience in corporate and financial matters, including mergers and acquisitions. He has represented Mexican and international clients before Mexican authorities, including the Banking and Securities Exchange Commission, and the Stock Exchange. Additionally, Mr. de la Parra is the Corporate Secretary of the Board of Directors of Grupo Mexico, and of some of its subsidiaries. Mr. de la Parra has a law degree from the Escuela Libre de Derecho of Mexico.

        Xavier García de Quevedo Topete, Director. Mr. García de Quevedo has been a Director of the Company since November 1999. He has been the President of Minera Mexico since September 2001 to date and the President and Chief Executive Officer of Southern Copper Minera Mexico and our Chief Operating Officer since April 12, 2005. He has been the President and Chief Executive Officer of Americas Mining Corporation (“AMC”) since September 7, 2007. Mr. García de Quevedo initiated his professional career in 1969 with Grupo Mexico. He was President of Grupo Ferroviario Mexicano, S.A. de C.V. and of Ferrocarril Mexicano, S.A. de C.V. from December 1997 to December 1999, and General Director of Exploration and Development of Grupo Mexico from 1994 to 1997. He has been a Director of Grupo Mexico since April 2002. He was also Vice President of Grupo Condumex for eight years. Mr. García de Quevedo is the Chairman of the Mining Chamber of Mexico. He is a Chemical Engineer with a degree from the Autonomous National University of Mexico (UNAM). He also attended a continuous business administration and finance program at the Technical Institute of Monterrey in Mexico.

          Genaro Larrea Mota-Velasco, Director. Mr. Larrea was our Vice President, Commercial from December 1999 until April 25, 2002, and has been a Director since November 1999. From April 1983 to August 2002, Mr. Larrea held several positions in the areas of finance, commercial and logistics with Grupo Mexico. He has been a Director of Grupo Mexico since 1994. He is currently Chairman of the Board of Directors of Corporación Scribe, S.A.B. Mr. Larrea has a Bachelor’s degree in Business Administration from Newport University and a Global Leadership Program certificate from Thunderbird University. He and Mr. Germán Larrea Mota-Velasco are brothers.

        Daniel Muñiz Quintanilla, Director. Mr. Muñiz has been the Chief Financial Officer of Grupo Mexico since April 2007. Prior to joining Grupo Mexico, Mr. Muñiz was a practicing corporate-finance lawyer from 1996 to 2006. During this time he worked at Cortés, Muñiz y Nuñez Sarrapy; Mijares, Angotia Cortés y Fuentes; and Baker & McKenzie (London and Mexico City offices). He holds a Master’s degree in Financial Law from Georgetown University, and a Master’s degree in Business Administration from Instituto de Empresa in Madrid.

        Armando Ortega Gómez, Director. Mr. Ortega has been our Vice President, Legal and Secretary since April 25, 2002 and a Director since August 2002. He has been our General Counsel since October 23, 2003. Previously, he was our Assistant Secretary from July 25, 2001 to April 25, 2002. He was General Counsel of Grupo Mexico from May 2001 to February 2007. Previously, he headed the Unit on International Trade Practices of the Ministry of Economy of Mexico with the rank of Deputy Vice Minister from January 1998 to mid-May 2001, and was negotiator for international matters for said Ministry from 1988 to May 2001.

        Luis Miguel Palomino Bonilla, Director. Dr. Palomino has been a Director of the Company since March 19, 2004 and is a special independent Director nominee. Dr. Palomino has been a Managing Partner of RMG Consultores (a financial consulting firm) since May 2007 and was previously Principal and Senior Consultant of Proconsulta International (financial consulting) since 2003. Previously he was First Vice President and Chief Economist, Latin America, for Merrill Lynch, Pierce, Fenner & Smith, New York (investment banking) from 2000 to 2002. He was Chief Executive Officer, Senior Country and Equity Analyst of Merrill Lynch, Peru (investment banking) from 1995 to 2000. Dr. Palomino has held various positions with banks and financial institutions as an economist, financial advisor and analyst. He has a PhD in finance from the Wharton School of the University of Pennsylvania, Philadelphia, and graduated from the Economics Program of the Universidad del Pacifico, Lima, Peru.

        Gilberto Perezalonso Cifuentes, Director. Mr. Perezalonso has been a Director of the Company since June 2002 and is a special independent Director nominee. He was Chief Executive Officer of Corporacion Geo S.A. de C.V. from February 2006 to February 2007. Mr. Perezalonso was the Chief Executive Officer of Aeroméxico (Aerovías de México, S.A. de C.V.) from 2004 until December 2005. From 1998 until April 2001, he was Executive Vice President of Administration and Finance of Grupo Televisa, S.A.B. From 1980 until February 1998, Mr. Perezalonso held various positions with Grupo Cifra, S.A. de C.V., the most recent position being that of General Director of Administration and Finance. Now he is a member of the advisory council of Banco Nacional de México, S.A. de C.V., the board and of the investment committee of Afore Banamex, the board and of the investment committee of Siefore Banamex No. 1, and is a member of the Boards of Gigante, S.A. de C.V., Masnegocio Co. S. de R.L. de C.V., Cablevision, S.A. de C.V., Grupo Televisa, S.A.B., Telefónica Móviles México, S.A. de C.V. and Construction Company Marhnos. Mr. Perezalonso is also a member of the Audit Committee of Grupo Televisa, S.A.B. Mr. Perezalonso has a law degree from the Iberoamerican University and a Master’s degree in Business Administration from the Business Administration Graduate School for Central America (INCAE). Mr. Perezalonso has also attended the Corporate Finance program at Harvard University.

        Juan Rebolledo Gout, Director. Mr. Rebolledo has been a Director of the Company since May 30, 2003. Mr. Rebolledo has been International Vice President of Grupo Mexico since 2001. He was Deputy Secretary of Foreign Affairs of Mexico from 1994 to 2000 and Deputy Chief of Staff to the President of Mexico from 1993 to 1994. Previously, he was Assistant to the President of Mexico (1989-1993), Director of the “National Institute for the Historical Studies of the Mexican Revolution” of the Secretariat of Government (1985-1988), Dean of Graduate Studies at the National Autonomous University of Mexico (UNAM), Political Science Department (1984-1985), and professor of said university (1981-1983). Mr. Rebolledo holds a law degree from UNAM, an MA in philosophy from Tulane University, and an LLM from Harvard Law School.

        Carlos Ruiz Sacristán, Director. Mr. Ruiz Sacristán has been a Director of the Company since February 12, 2004 and is a special independent Director nominee. Since November 2001, he has been the owner and Managing Partner of Proyectos Estrategicos Integrales, a Mexican investment banking firm specialized in agricultural, transport, tourism, and housing projects. Mr. Ruiz Sacristán has held various distinguished positions in the Mexican government, the most recent being that of Secretary of Communication and Transportation of Mexico from 1995 to 2000. While holding that position, he was also Chairman of the Board of Directors of the Mexican-owned companies in the sector, and member of the Board of Directors of development banks. Mr. Ruiz is currently a member of the Board of Directors and of the Audit, and Environmental and Technology Committees of Sempra Energy. Mr. Ruiz Sacristán holds a Bachelor’s degree in Business Administration from the Anahuac University of Mexico City, and an MBA degree from Northwestern University of Chicago.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        Set forth below is certain information with respect to those persons who are known by us to have been, as of December 31, 2008, beneficial owners of more than five percent of our outstanding Common Stock.

	Southern Copper Corporation
	Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock
Americas Mining Corporation 11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028(a)	675,100,000	78.97%

(a)   As reported in Amendment No. 13 to the Schedule 13D filed by Grupo Mexico and AMC on December 5, 2008 and in subsequent Forms 4 filings through December 31, 2008.  The shares reported reflect a three-for-one split of the Company’s outstanding Common Stock effective July 10, 2008.

BENEFICIAL OWNERSHIP OF MANAGEMENT

The information set forth below as to the shares of our Common Stock beneficially owned by the nominees, directors and executive officers named in the Summary Compensation Table below and by all nominees, directors and officers as a group is stated as of December 31, 2008.

	Southern Copper Corporation
	Shares of Common Stock Beneficially Owned(a)	Percent of Outstanding Common Stock
Germán Larrea Mota-Velasco(c)(d)	412,000		(b)
Oscar González Rocha(d)	13,200		(b)
Emilio Carrillo Gamboa(d)	7,200		(b)
Alfredo Casar Pérez(d)	3,600		(b)
José N. Chirinos(d)	480		(b)
Alberto de la Parra Zavala(d)	400		(b)
Xavier García de Quevedo Topete(d)	3,600		(b)
Genaro Guerrero Diaz Mercado	0
Harold S. Handelsman(d)	8,400		(b)
Genaro Larrea Mota-Velasco(d)	6,000		(b)
Daniel Muñiz Quintanilla(d)	1,230		(b)
Armando Ortega Gómez	0
Luis Miguel Palomino Bonilla(d)	1,800		(b)
Gilberto Perezalonso Cifuentes(d)	9,600		(b)
Juan Rebolledo Gout(d)	3,600		(b)
Carlos Ruiz Sacristán(d)	7,200		(b)
José de los Heros Ugarte	9.57		(b)
All nominees, directors and officers as a group (19) individuals	478,319.57

(a)   Information with respect to beneficial ownership is based upon information furnished by each nominee, director or officer. Except as noted below, all nominees, directors and officers have sole voting and investment power over the shares beneficially owned by them.

(b)   Less than 0.5%.

(c)   Mr. Larrea disclaims beneficial ownership over our shares owned by AMC, which in turn is controlled by Grupo Mexico.

(d)   As a result of a three-for-one split of the Company’s outstanding Common Stock, effective July 10, 2008, each holder of record at the close of business on June 30, 2008 received two additional shares of common stock for each share owned.

In addition, the following information is provided in satisfaction of applicable rules of the Securities and Exchange Commission (“SEC”). Grupo Mexico, the indirect majority stockholder of the Company, is a Mexican corporation with its principal executive offices located at Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Mexico City, Mexico. Grupo Mexico’s principal business is to act as a holding company for shares of other corporations engaged in the mining, processing, purchase and sale of minerals and other products and railway services. Grupo Mexico shares are listed on the Mexican Stock Exchange (GMEXICO).

The largest shareholder of Grupo Mexico is Empresarios Industriales de México, S.A. de C.V. (“EIM”), a Mexican corporation. The principal business of EIM is to act as a holding company for shares of other corporations engaged in a variety of businesses including mining, construction, real estate, drilling and entertainment. The Larrea family, including Mr. Germán Larrea, directly controls the majority of the capital stock of EIM and directly and indirectly controls a majority of the votes of the capital stock of Grupo Mexico.

Beneficial Ownership of Grupo Mexico Shares
as of December 31, 2008

Director/Officer	Shares
Oscar González Rocha(a)	2,636,005
Alfredo Casar Pérez	1,701,099
Emilio Carrillo Gamboa	79,210
José N. Chirinos	24,248
Alberto de la Parra Zavala	90,753
José de los Heros Ugarte	183
Xavier García de Quevedo Topete	722,534
Genaro Larrea Mota-Velasco	29,040,000
Remigio Martinez Muller	110,913
Vidal Muhech Dip	20,000
Daniel Muñiz Quintanilla	48,914
Armando Ortega Gómez	5,031
Juan Rebolledo Gout	20,000
Carlos Ruiz Sacristán	30,814
Total	34,529,704

(a)   Mr. Oscar González Rocha has the right to acquire 40,868 additional Grupo Mexico shares under Grupo Mexico’s stock purchase plans.

AUDIT COMMITTEE REPORT

In 2008, the Southern Copper Corporation Audit Committee was comprised of three independent directors, Messrs. Emilio Carrillo Gamboa, Luis Miguel Palomino Bonilla, and Gilberto Perezalonso Cifuentes.

Mr. Emilio Carrillo Gamboa was elected to the Board on May 30, 2003 and to the Audit Committee in July 2003. Mr. Carrillo chairs the Audit Committee. Mr. Luis Miguel Palomino Bonilla was elected to the Board and the Audit Committee on March 19, 2004. Mr. Perezalonso has been a member of the Audit Committee since June 2002.

Our Board of Directors determined that Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Emilio Carrillo Gamboa are independent of management and financially literate in accordance with the requirements of the NYSE and the SEC, as such requirements are interpreted by our Board of Directors in its business judgment. In addition, the Board of Directors determined that Messrs. Luis Miguel Palomino Bonilla and Gilberto Perezalonso Cifuentes are the Audit Committee financial experts, as the Board of Directors interprets this requirement in its business judgment. The Board of Directors also determined that Messrs. Palomino and Perezalonso satisfy the accounting or related financial management expertise standard required by the NYSE, as the Board of Directors interprets this requirement in its business judgment. The Audit Committee met five times in 2008, with 100% attendance by Messrs. Emilio Carrillo Gamboa and Luis Miguel Palomino Bonilla. Mr. Gilberto Perezalonso Cifuentes attended 80% of the meetings.

The Board of Directors has adopted a written charter for the Audit Committee, which is posted on our web site (www.southerncoppercorp.com) and is included as Appendix A to this proxy statement. The charter for the Audit Committee sets forth the authority and responsibilities of the Audit Committee. The functions of the Audit Committee include approving the engagement of independent accountants, reviewing and approving the fees, scope and timing of their other services, and reviewing the audit plan and results of the audit. The Audit Committee also reviews our policies and procedures on internal auditing, accounting and financial controls. The implementation and maintenance of internal controls are understood to be primarily the responsibility of management.

In connection with the Audit Committee’s responsibilities, the Audit Committee has taken the following actions:

(1)   reviewed and discussed the consolidated audited financial statements with management and the independent accountants;

(2)   discussed with the independent accountants, PricewaterhouseCoopers S. C. (“PwC”), the matters required to be discussed by Statements on Auditing Standards No. 61, as amended (Audit Committee Communications);

(3)   received the written disclosures and the letters from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with us concerning independence, and has discussed with PwC its independence from us and our management;

(4)   discussed with our internal and independent accountants, PwC, the overall scope and plans of their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls and the overall quality of our financial reporting;

(5)   recommended, based on the reviews and discussions referred to above, to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC; and

(6)   selected Galaz, Yamazaki, Ruiz Urquiza S.C., a member firm of Deloitte Touche Tohmatsu, as the Company’s independent accountants for year 2009. Such selection is submitted for ratification by you at this annual meeting.

The Audit Committee: Emilio Carrillo Gamboa Luis Miguel Palomino Bonilla Gilberto Perezalonso Cifuentes

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following is a summary of fees we were or will be billed by PwC for professional services rendered for 2008 and 2007 fiscal years.

Fee Category	2008 Fees	2007 Fees
Audit Fees	$929,000	$929,000
Audit-Related Fees	1,390,000	1,347,000
Tax Fees	177,200	646,350
All Other Fees	447,977	715,319

Total Fees	$2,944,177	$3,637,669

Audit Fees

Audit Fees consist of fees for professional services rendered for the audit of our financial statements and those of our subsidiaries in Mexico and Peru, and of our branches in Peru and Chile, which are included in our Annual Report on Form 10-K, and fees for the review of the financial statements included in our quarterly reports on Form 10-Q.

Audit-Related Fees

Audit-Related Fees consist of fees for professional services provided by PwC not described above under “Audit Fees” in connection with their audit of the effectiveness of our internal control over financial reporting required by the Sarbanes-Oxley Act of 2002, which amounted to $1,390,000 for the 2008 fiscal year and $1,347,000 for the 2007 fiscal year.

Tax Fees

In 2008, Tax Fees consist of fees for tax services provided by PwC in connection with quarterly financial or tax requirements, and certain other tax issues, amounting to $177,200.

In 2007, Tax Fees consist of fees for tax services provided by PwC in connection with quarterly financial or tax requirements, and certain other tax issues, amounting to $646,350.

All Other Fees

In 2008, All Other Fees for services, other than those described above, consisted primarily of $130,000 for assurance and technical specialist involvement related to SEC, NYSE, and US GAAP compliance, and review of our Annual Report on Form 10-K; $85,000 for the review of foreign earnings and profits computations; $27,700 for a due diligence on the Bolaños Project; $59,277 for additional expenses relating to the audit and the review of our Annual Report on Form 10-K for APB23 compliance; $46,000 for the response to SEC letter No. 00114066 relating to operations in Mexico, Peru, and the U.S.; and $100,000 for consulting services by a technical specialist of the national office of PwC.

In 2007, All Other Fees for services, other than those described above, consisted primarily of $130,200 for the extension of the review process of the electronic worksheets and security project plan; $62,280 for the diagnosis of the segregation of functions in the integrated system Ellipse 6.1; $27,480 for the diagnosis of the supporting documentation of controls, based on actual Control Objective by Information Technology (COBIT) frame; $23,700 for the review of the US FAS-95 pronouncements on cash flow and implicit derivatives by FAS-133 during the first quarter 2007 and additional updates; $165,000 for environmental assurance and sustainability reports; and $100,000 for consulting services by a technical specialist of the national office of PwC. Additionally, all other fees for 2007 include $76,659 for the review, discussion and analysis of Audit Standard No. 5, and $130,000 for assurance and technical specialist involvement related to SEC, NYSE, PCAOB, and US GAAP compliance and review of our Annual Report on Form 10-K.

Audit Committee Pre-Approval Policies and Procedures

Our management defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if it approves the engagement of the independent accountants. In 2008, all services provided by PwC were approved in advance by the Audit Committee.

COMPENSATION COMMITTEE REPORT

Our Company was acquired late in 1999 by Grupo Mexico, our indirect majority stockholder, which currently owns approximately 79.76% of our stock. Because we are a controlled company as defined by the NYSE we do not have a Compensation Committee comprised entirely by independent directors. The Compensation Committee is comprised of Messrs. Germán Larrea Mota-Velasco, our Chairman, Oscar González Rocha, our President and Chief Executive Officer, Xavier García de Quevedo Topete, our Chief Operating Officer, and Gilberto Perezalonso Cifuentes, one of our independent directors.

The Compensation Committee met two times in 2008 with 100% attendance by Messrs. Germán Larrea Mota-Velasco, Oscar González Rocha, Xavier García de Quevedo Topete and Gilberto Perezalonso Cifuentes.  The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on said review and discussion, the Compensation Committee has recommended to our Board of Directors the inclusion of the Compensation Discussion and Analysis in the 2008 Annual Report on Form 10-K and this proxy statement.

The Compensation Committee: Germán Larrea Mota-Velasco Oscar González Rocha Xavier García de Quevedo Topete Gilberto Perezalonso Cifuentes

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis relates to and should be read together with our Summary Compensation Table and the information on related party transactions in this proxy statement.

Background and Role of Executive Officers in Determining Compensation:

The compensation of our executive officers is determined by our Chairman and other key executive officers, including Mr. Oscar González Rocha. Mr. Oscar González Rocha does not participate in any decision relating to his own compensation. Similarly, Messrs. Genaro Guerrero Diaz Mercado, our Vice President, Finance and Chief Financial Officer, Xavier García de Quevedo Topete, our Chief Operating Officer, José de los Heros Ugarte, our Vice President, Commercial, and José N. Chirinos, our Comptroller, do not participate in any discussion relating to their respective compensations.

We are providing in satisfaction of applicable rules of the SEC information regarding compensation paid by us, or by one or more of our subsidiaries, to Messrs. Oscar González Rocha, Genaro Guerrero Diaz Mercado, José N. Chirinos, Xavier García de Quevedo Topete, and José de los Heros Ugarte. Mr. Oscar González Rocha joined us in late 1999 after having an outstanding career at Grupo Mexico and has been receiving compensation from us since March 2000. Mr. Genaro Guerrero Díaz Mercado was appointed Vice President, Finance and Chief Financial Officer on January 2, 2008. Mr. José N. Chirinos has more than 40 years of service with us, having held various positions in accounting, administration, and finance.  Mr. Xavier García de Quevedo Topete joined us in September 2001 after serving as President of Grupo Ferroviario Mexicano, S.A. de C.V. and of Ferrocarril Mexicano, S.A. de C.V. Mr. José de los Heros Ugarte was appointed our Vice President, Commercial in November 2008 after having held various commercial positions within the Company since 1983.

Mr. Germán Larrea Mota-Velasco, our Chairman, is an executive officer of Grupo Mexico and is compensated by Grupo Mexico. Mr. Larrea has only received fees and stock awards for his services as member of our Board of Directors.

Compensation Objectives:

Our objectives in compensating our executive officers are to encourage the achievement of our business objectives and superior corporate performance by them. Our business objectives include increasing production and lowering costs in a safe environment, maintaining customer satisfaction, market leadership, and enhancing shareholder value. The principal objective of our compensation practices is to reward and retain executives with key core competency critical to our long-term management strategy. We reward for results rather than on the basis of seniority, tenure or other entitlement. We believe that our executive compensation practices align compensation with our business values and strategy.

What Is Our Compensation Designed to Reward?

Our compensation is designed to reward our executive officers for their efforts and dedication to us and for their ability to attract, motivate, and energize a high-performance leadership team, encouraging innovation in our employees, conceptualizing key trends, evaluating strategic decisions, and continuously challenging our employees to sharpen their vision and excel in performing their duties. We also reward our executive officers for achieving the business plans that the Board has approved, for unique accomplishments and achievements, and for their leadership in managing our affairs in the locations in which we operate, mainly Peru and Mexico.

Why We Choose to Compensate Our Executives?

We choose to compensate our employees, including our executive officers, to grant them basic economic security at levels consistent with competitive local practices. We believe that the compensation we provide to our employees, including our executive officers, permits us to retain our highly skilled and qualified workforce.

We are required to grant our employees certain elements of compensation mandated by Peruvian and Mexican law, as applicable. Peruvian and Mexican law requires us to pay salaries to our employees commensurate with each job requirements and the experience and skills of every employee. The level of each salary is determined by us. We pay salaries and bonuses to reward and retain our excellent employees, including our executive officers. We also provide other Company sponsored benefits to remain competitive in the Peruvian and Mexican labor markets and to reward our employees, including our executive officers. The Peruvian five percent increase in monthly salary for each five years of service evolved as a benefit bargained by our labor unions and was later on extended to all salaried employees. The Peruvian vacation bonus and vacation travel benefits evolved from our practice of compensating expatriate employees who worked in Peru and was later extended to certain key salaried employees, including executive officers working in Peru.

How Do We Determine Each Element of Compensation?

The Company’s management team and Compensation Committee make the decisions to grant salary increases and bonuses for the executive officers of the Company after a thorough analysis of numerous factors, including among others, the responsibilities and performance of each executive officer measured in the areas of production, safety and environmental responsiveness (both individually and as compared to other officers of the Company). In addition, management and the Compensation Committee consider years of service, future challenges and objectives, the potential contributions of each officer to the future success of our Company, total executive compensation, and the Company’s overall financial performance. Peruvian and Mexican law requires us to pay salaries to our employees commensurate with each employees’ job requirements, experience and skills, and to share 8% of the annual pre-income tax profits of our Peruvian Branch with our Peruvian employees and 10% of the annual pre-income tax profits of our Mexican operation with our Mexican employees.

When we increase base salaries for our executive officers, we use a tabulation which is revised every year to adjust for inflation in Mexico and Peru. The base salary increases take into account the individual’s position, as well as his or her results and job performance in the relevant year. Base salary increases are not granted indiscriminately to employees. Instead, they are granted to reward individuals who facilitate the achievement of the Company’s corporate goals. Our corporate goals include increasing production and lowering costs in a safe environment, maintaining customer satisfaction and market leadership, and enhancing shareholder value.

As reflected in the Summary Compensation Table below, in 2008 we increased the base salaries of Oscar González Rocha, José N. Chirinos, and Xavier García de Quevedo Topete. The increases to each of Messrs. González Rocha, Chirinos, and García de Quevedo Topete base salaries were granted to reflect inflation of 6.5% in Mexico and 6.7% in Peru, as well as our financial results of 2008, and to reward each of them for their performance throughout the year and their substantial contributions to the Company’s overall financial performance. The salaries of Messrs. González Rocha and Chirinos are paid in Nuevos Soles, the local currency of Peru and, therefore, reflect the 4.8% devaluation of the Nuevo Sol in 2008 when converted to U.S. Dollars.

We promote our named executive officers from within our organization and we hire new executives through recruiters. We also use Hay Group and Intergama, Human Resource consulting firms, which provide us with comparative salary data for the sought position extracted from their database relating to comparable companies in Mexico and Peru.

The salaries provided by the Human Resources consultants from their database are used by us as an indication of the market salaries prevailing in Peru and Mexico. In Peru, the consultants provide us with salaries, which they report were paid or offered to potential candidates by mining companies operating in Peru. The reports of the Human Resources consultants have included in the past salary information from Peruvian companies or their Peruvian subsidiaries, such as the following: Xstrata Peru, Minera Yanacocha Peru, Compañia de Minas Buenaventura S.A.A., Compañia Minera Atacocha S.A.A., Minera Andina de Exploraciones S.A.A., Minsur S.A., Perubar S.A., Shougang Hierro Peru, S.A.A., and Sociedad Minera Cerro Verde S.A.A. In Mexico, the consultants have provided us with salaries, which they reported were paid or offered to potential candidates by mining companies operating in Mexico. The reports of the Human Resources consultants have included in the past salary information from Mexican companies or their Mexican subsidiaries, such as the following: Newmont Mining Corporation, Pan American Silver Corporation, Industrias Peñoles, S.A.B. de C.V., Grupo Bacis S.A. de C.V.,

Mexicoro S.A. de C.V., Minera BHP, and Minera Phelps Dodge de Mexico S. de R.L. de C.V. The above listing is for illustration purposes only, as the list of companies used by Human Resources consultants may vary from year to year. Additionally, we have not made an independent verification of the salary information reported by the Human Resources consultants.

We factor this comparative salary information into our decision making process by targeting our personnel compensation policies, including the compensation of the named executive officers, generally toward the median and third quartile of market compensation.

In 2006 and 2007, the reported median base salaries for S&P MidCap 400 chief executives were $737,500, and $750,000, respectively. Although the 2008 report was not available at the time of print, we predict that the median base salary for 2008 would increase similarly to last year.  Even though we are not one of the constituent companies of the S&P MidCap 400 index, we have a market capitalization that would permit us to compare ourselves with the companies that comprise the index. We have compared the 2006 and 2007 salaries of Mr. Oscar González Rocha with the reported median base salaries of S&P MidCap 400 chief executives and determined that the salaries paid are below the reported median. Similarly, we believe that the salary of Mr. Oscar González Rocha in 2008 will be below the reported median for 2008.

The amount and formula applicable to the other benefits are mandated by Peruvian and Mexican law or are sponsored by us for all salaried employees.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, we may not deduct, with certain exceptions, compensation in excess of $1 million to the Chief Executive Officer and our four other highest paid executive officers as required to be reported in our proxy statement. We do not believe that Section 162(m) will have any immediate material impact on us because, among other things, our officers’ salaries do not enter into the calculation of US source taxable income. We will, however, continue to monitor our executive compensation programs to ensure their effectiveness and efficiency in light of our needs, including Section 162(m).

How Does Each Element and Our Decisions Regarding That Element Fit Into Our Overall Compensation Objectives and Affect Decisions Regarding Other Elements?

We take into account each element of compensation to determine the overall compensation of our executives. It is our practice to grant relatively small salary increases commensurate with the cost of living increases in Peru and Mexico and tailor the amount of the incentive cash payments to balance the amounts of compensation mandated by Peruvian and Mexican law, principally the amounts received as profit participations. In years in which the profit participation is high, the bonus or incentive cash payment will be reduced. In years in which the profit participation is relatively modest, if our financial conditions permit, we tend to increase the amount paid in cash incentives.

Summary:

Our compensation practices are designed to comply with the requirements of Peruvian and Mexican law and with our goals and objectives to retain our key executives and reward them appropriately for their positive results. We continue to monitor our compensation practices to remain competitive in the marketplace and to reward our executives for results that are consistent with the long-term interest of our Company and our stockholders.

Peruvian Compensation Practices:

Our Peruvian compensation practices take into account many factors, including individual performance and responsibilities, years of service, elements of compensation mandated by Peruvian law, future challenges and objectives, contributions to the future success of our Company, the executive’s total compensation, and our financial performance. We may also look at the compensation levels of comparable companies.

Our executive officers receive cash-based compensation, which is currently paid. The cash-based compensation has two principal components: base salary and bonus, which are discretionary, and compensation mandated by Peruvian law. We also sponsor programs to recruit and retain qualified employees working in Peru. Additionally, Grupo Mexico offers certain key employees, including our executive officers, a stock purchase plan (the “Employee Stock Purchase Plan”) under which Grupo Mexico grants the participants a bonus of one share for every ten shares purchased at the end of eight years. See the description of the Employee Stock Purchase Plan under Stock Options and Stock Purchase Plans below.

The payment of bonuses is discretionary and we do not necessarily pay bonuses every year. The payment of bonuses and the amount of the same depend, among other things, on our financial performance, our intensive capital investment plan, our future cash flow generation from operations, and our liquidity in general.

We do not provide compensation tied to specific pre-determined individual or Company performance criteria or long-term incentive compensation. Since 2000 we have not used the Southern Copper Corporation Incentive Compensation Plan to grant incentive cash payments to our executive officers or to our other key employees.

The cash incentive payments granted to our executives are not based on pre-established performance targets or on targets that have been previously communicated to the executives. The granting of the award and the amount of each award are discretionary and substantially uncertain until we decide to award them, generally at the beginning of each year.

All our employee compensation is denominated in Peruvian Nuevos Soles. We convert the Peruvian Nuevos Soles into U.S. dollars using the average exchange rate for the applicable period.

Stock Options:

We have not granted stock options to any of our executive officers since 2000 in Peru. The Stock Incentive Plan, under which options and stock awards could have been granted, expired by its terms on January 1, 2006.

Stock Purchase Plans of Grupo Mexico:

Grupo Mexico offers eligible employees the Employee Stock Purchase Plan through a trust that acquires shares of Grupo Mexico for future sales to our employees, and employees of our subsidiaries and certain affiliated companies. Sales are at the approximate fair market value. Every two years employees will be able to purchase shares subscribed for purchase in the previous two years. The employees will pay for shares purchased through monthly payroll deductions over the eight year period of the plan. At the end of the eight year period, Grupo Mexico will grant the participant a bonus of one share for every ten shares purchased by the employee. If Grupo Mexico pays dividends on shares during the eight year period, the participant will be entitled to receive the dividend in cash for all shares that have been fully purchased and paid as of the date that the dividend is paid. If the participant has only partially paid for shares, the entitled dividends will be used to reduce the remaining liability owed for purchased shares. Certain key employees, including Messrs. Oscar González Rocha and José N. Chirinos have purchased shares and received bonuses under this plan. These amounts are reflected in the Summary Compensation Table under the Stock Bonus column.

Grupo Mexico also offers a stock purchase plan for certain members of executive management (“Executive Stock Purchase Plan”). Under this plan, participants receive incentive cash bonuses which are used to purchase up to 2,250,000 shares of Grupo Mexico over an eight year period. Mr. Oscar González Rocha received an incentive cash bonus in 2006 to purchase shares under this plan, which is reflected in the Summary Compensation Table under the Bonus column.

Pension Plans:

The Company has two non-contributory defined benefit pension plans covering former salaried employees in the United States and certain former employees in Peru. Messrs. Oscar González Rocha, Mr. José N. Chirinos and José de los Heros Ugarte are not covered by our non-contributory retirement plans. They are covered by the Peruvian private pension system (“AFP”), a mandatory pension system. As required by Peruvian law, we retain every month a percentage of their salary and deposit the amount into their individual AFP accounts. The percentage of the monthly salary retained and deposited varies each year and has ranged from 8% to 10% over the years. Employees, including Mr. Chirinos, hired prior to 1995, received in 1995 a 13.53% salary increase to compensate them for the new deduction established by Peruvian law to participate in the mandatory pension system. Mr. Chirinos received payments of $19,661 in 2008, $18,354 in 2007, and $17,560 in 2006 pursuant to the requirements of the AFP law.  Mr. José de los Heros Ugarte also received a payment in 2008 under this plan, which is included in the gross salary reported for Mr. de los Heros Ugarte.

Severance Benefits:

We do not have corporate plans providing severance benefits to our executives. Our executive officers only receive severance benefits provided by Peruvian law. If the employee is terminated by us and he or she has a fixed-term employment agreement, Peruvian law requires that we pay the employee salaries for the remaining of the term of his or her employment agreement. Peruvian law also provides that if the employee has been dismissed without cause, he or she is entitled to one and one-half monthly salary for each year of service up to a maximum of eight years or twelve monthly salaries. Peruvian law also provides that at the termination of employment an employee will be able to withdraw the full amount of the compensation for the years of service, known as CTS (“Compensación por Tiempo de Servicios”) in Peru, described below. Our executive officers do not have change of control employment agreements. Our Peruvian employees, including Mr. José N. Chirinos and Mr. José de los Heros Ugarte, do not have employment agreements.

Expatriate Employees:

Pursuant to Peruvian laws concerning expatriate employees, Mr. Oscar González Rocha entered into an employment agreement. The employment agreement is in effect for a term of one year and may be extended for additional periods. In accordance with the terms of the employment agreement, the Company has agreed to provide Mr. Oscar González Rocha (and any other expatriate employees) with benefits as required by Peruvian law. Under the employment agreement, Mr. Oscar González Rocha may resign at any time by providing us with 30 days’ notice. The employment agreement also provides that we may dismiss Mr. Oscar González Rocha for serious offenses as established by Peruvian law. Terminated employees are also entitled to receive severance benefits as required by Peruvian law. Our non-Peruvian contract employees and their dependents receive travel benefits to return to their home country at the end of each year and return to Peru at the commencement of each year of the contract. Additionally, this benefit includes travel to their home country at the termination of the contract.

Discretionary Cash Compensation:

(a) Base Salary:

Messrs. González Rocha and Chirinos received, respectively, $494,217 and $209,616 in 2008, $456,007 and $189,443 in 2007, and $405,764 and $178,754 in 2006 as annual salary. Additionally, Mr. José de los Heros Ugarte received $151,632 in 2008 as annual salary.

The base salary of Mr. Oscar González Rocha increased 8% in 2008, 12% in 2007 and 10% in 2006. The base salary of Mr. José N. Chirinos increased 10% in 2008, 6% in 2007 and 4% in 2006. Mr. Oscar González Rocha’s base salary at the commencement of his services with us is reflected in an employment agreement mandated by Peruvian law. The base salaries of our executive officers follow the guidelines of salaries of other key employees of the Company.

(b) Bonus:

Mr. Oscar González Rocha received cash incentive payments of $86,573 in 2008, $143,538 in 2007, and $353,137 in 2006 in recognition of his performance and to reward him for his leadership, vision and focus. Mr. González Rocha’s bonus for 2006 includes a cash bonus used to purchase Grupo Mexico shares, which is reflected in the Summary Compensation Table under the Bonus column. Additionally, Mr. José N. Chirinos received cash incentive payments of $49,912 in 2008, $41,377 in 2007, and $38,668 in 2006, and Mr. José de los Heros Ugarte received $37,535 in 2008 also in recognition of their performance. Also, see “Stock Purchase Plans of Grupo Mexico” above.

Peruvian Mandated Cash Compensation:

(a) Profit Sharing in the Profits of Our Peruvian Branch:

Peruvian law requires that we, as well as all other mining companies in Peru, share 8% of the annual pre-income tax profits of our Branch with all our workers (salaried and non-salaried). This benefit is payable in cash to each employee in an amount not to exceed 18 times his or her monthly salary. The excess is paid to a Peruvian pro-employment fund and to the regional governments where we operate, that is to say, the regional governments of Lima, Arequipa, Moquegua, and Tacna in Peru.

Messrs. González Rocha, Chirinos, and de los Heros Ugarte received, respectively, $365,976, $207,455, and $140,419 in 2008 as a participation in the pre-tax earnings of our Peruvian Branch. These amounts are reflected in the Summary Compensation Table under the All Other Compensation column.

(b) Peruvian Legal Holiday Bonuses:

Peruvian law also requires payment each year of one month’s salary to each employee as a bonus for Peruvian Independence holidays and Christmas.

In 2008, Messrs. González Rocha, Chirinos, and de los Heros Ugarte received, respectively, $85,390, $47,003, and $30,245 as Peruvian Independence holidays and Christmas bonus. These amounts are reflected in the Summary Compensation Table under the All Other Compensation column.

(c) Termination of Employment Compensation or CTS:

Additionally, as compensation for years of service or CTS, Peruvian law requires a deposit of one twelfth of an employee’s annual salary, vacation, travel, Independence holidays, Christmas, dependents and service award bonus, each year, for each employee (whether Peruvian or expatriate) working in Peru, as applicable. This amount is deposited in a local bank of the employee’s choosing, in an individual account, which accrues interest paid by said bank. For all legal purposes, the chosen bank acts as trustee of the deposited amounts. The CTS funds can only be fully withdrawn when the employee terminates employment.

In 2008, we deposited for Messrs. González Rocha,  Chirinos, and de los Heros Ugarte, respectively, $54,698, $26,833, and $18,643 as CTS compensation. These amounts are reflected in the Summary Compensation Table under the All Other Compensation column.

(d) Peruvian Mandated Company Housing:

Peruvian mining law requires that we provide residences at our operations in Toquepala, Cuajone, and Ilo for all our salaried and non-salaried employees, including for Mr. Oscar González Rocha.

(e) Peruvian Mandated Family Assistance:

Peruvian law requires that we provide family assistance, which consists of 10% of the legal minimum salary, to all our salaried and non-salaried employees, including Messrs. González Rocha, Chirinos, and de los Heros Ugarte. Said compensation is reflected in the Summary Compensation Table under the All Other Compensation column.

Cash Compensation under Company Sponsored Programs:

(a) Vacation Compensation:

We provide vacation bonuses for all our salaried employees and payment for vacation travel to all our key salaried employees.

In 2008, Messrs. González Rocha, Chirinos, and de los Heros Ugarte received, respectively, $44,839, $18,534, and $15,355 as vacation bonus and travel. These amounts are reflected in the Summary Compensation Table under the All Other Compensation column.

(b) Five Percent Benefit or “Quinquenio”:

We also provide voluntarily to all salaried employees and to non-salaried employees under agreement with our local labor unions, a benefit consisting of five percent of the monthly salary for each period of five years of service. We call this benefit, colloquially in Peru, the “quinquenio.”

In 2008, Messrs. González Rocha, Chirinos, and de los Heros Ugarte received, respectively, $24,711, $75,982, and $31,435 as quinquenio. These amounts are reflected in the Summary Compensation Table under the All Other Compensation column.

(c) Other Company Sponsored Programs:

We provide subsidy to expatriate employees and certain executives to assist with the education of their children. Mr. José de los Heros Ugarte received $10,410 under this program. Additionally, the All Other Compensation column in the Summary Compensation Table also reflects modest Christmas gifts given to all salaried and non-salaried employees, including Messrs. González Rocha, Chirinos, and de los Heros Ugarte.

Personal Benefits:

(a) Company Housing:

We provide a corporate residence in Lima, which Mr. Oscar González Rocha uses when he conducts business activities at our Lima headquarters. We reflect this benefit in the Summary Compensation Table under the All Other Compensation column.

(b) Travel Benefits:

In 2008, we provided travel benefits not directly related to the performance of Mr. Oscar González Rocha’s functions, which are reflected in the Summary Compensation Table under the All Other Compensation column.

(c) Company Provided Car and Driver:

Messrs. Oscar González Rocha, José N. Chirinos, José de los Heros Ugarte, and other key salaried employees are provided with a Company car and a driver. We consider that the use of Company cars by Messrs. González Rocha, Chirinos, de los Heros Ugarte, and other key salaried employees is not a personal benefit but is integrally and directly related to the performance of their functions as key executives or salaried employees of one of the largest companies in Peru, is required for security reasons, and is consistent with local practice.

Mexican Compensation Practices:

Our Mexican compensation practices also take into account many factors, including individual performance and responsibilities, years of service, elements of compensation mandated by Mexican law, future challenges and objectives, contributions to the future success of our Company, the executive total compensation, and our financial performance. We may also look at the compensation levels of comparable companies.

Our executive officers receive cash-based compensation, which is currently paid. The cash-based compensation has two principal components: base salary and bonus, which are discretionary, and compensation mandated by Mexican law. We also sponsor programs to recruit and retain qualified employees working in Mexico.

The payment of bonuses is discretionary and we do not necessarily pay bonuses every year. The payment of bonuses and the amount of the same depend, among other things, on our financial performance, our intensive capital investment plan, our future cash flow generation from operations, and our liquidity in general.

We do not provide compensation tied to specific pre-determined individual or Company performance criteria or long-term incentive compensation.

The cash incentive payments granted to our executives are not based on pre-established performance targets or on targets that have been previously communicated to the executives. The granting of the award and the amount of each award are discretionary and substantially uncertain until we decide to award them, generally at the beginning of each year.

All our Mexican employee compensation is denominated in Mexican Pesos. We convert the Mexican Pesos into U.S. dollars using the average exchange rate for the applicable period.

Stock Options:

We have not granted stock options to any of our executive officers since 2000 in Mexico. The Stock Incentive Plan, under which options and stock awards could have been granted, expired by its terms on January 1, 2006.

Stock Purchase Plans of Grupo Mexico:

Under the Executive Stock Purchase Plan, participants receive incentive cash bonuses which are used to purchase up to 2,250,000 shares of Grupo Mexico over an eight year period. Mr. Xavier García de Quevedo Topete received incentive cash bonuses in 2008, 2007, and 2006 which were used to purchase shares under this plan. The amounts of said bonuses are reflected in the Summary Compensation Table under the Bonus column.

Pension Plan:

Retirement benefits of our employees in Mexico are covered by the Mexican social security system mandated by Mexican law. In addition, certain of our Mexican subsidiaries participate in a defined contribution pension plan, which complements the retirement benefits granted under the Mexican social security system.

Under the Mexican pension plan, non-union employees of Industrial Minera México, S.A. de C.V., and participating subsidiaries who have completed ten continuous years of employment with the participating subsidiary, including Messrs. Genaro Guerrero Diaz Mercado and Xavier García de Quevedo Topete earn the right to receive certain benefits upon retirement at the normal retirement age of 70 or upon early retirement on or after age 60. An employee may chose to retire at age 75 only upon receiving the proper consent of the participating company.

Employees contribute 3% of their monthly base salary to the plan and the employer matches the employees’ contributions with an additional 3%. The funds are then invested in treasury or in marketable securities. The fiduciary of such investment funds is an institution authorized by the Mexican government. The plan is administered by a technical committee comprised of at least three unpaid individuals (who may be employees of the participating companies), which are appointed by the Company. The plan may be amended or terminated at any time at the Company’s discretion, but such amendment or termination must preserve acquired rights of the employees.

Regardless of the manner in which an employee’s employment is terminated, he/she is entitled to receive his/her employee contributions and any amounts earned during his/her term of employment. Any severance benefits received by the terminated employee will be deducted from any employer contribution to be received under the plan. In the event of the retirement of an employee, he/she is entitled to receive amounts accrued under the plan.

Severance Benefits:

We do not have corporate plans providing severance benefits to our executives in Mexico. Our executive officers only receive severance benefits provided by Mexican law or negotiated by us when we undertake workforce reductions at our operations. Our executive officers in Mexico do not have change of control or employment agreements.

Discretionary Cash Compensation:

(a) Base Salary:

Mr. Genaro Guerrero Diaz Mercado received $222,874 in 2008 and Mr. Xavier García de Quevedo Topete received $462,081 in 2008, $410,231 in 2007 and $411,062 in 2006 as annual salary.

The base salary of Xavier García de Quevedo Topete increased 13% in 2008 and decreased 0.20% in 2007. The base salaries of our executive officers follow the guidelines of salaries of other key employees of the Company.

(b) Bonus:

Mr. Genaro Guerrero Diaz Mercado did not receive a bonus in 2008. Mr. Xavier García de Quevedo Topete received cash incentive payments of $60,841 in 2008, $124,885 in 2007 and $344,977 in 2006 in recognition of his performance. Mr. Xavier García de Quevedo Topete’s bonus for 2008, 2007 and 2006 include amounts used to purchase Grupo Mexico shares. The amounts of said bonuses are reflected in the Summary Compensation Table under the Bonus column.

Mexican Mandated Cash Compensation:

(a) Profit Sharing in the Profits of Our Mexican Operations:

Mexican law requires that we, as well as all other mining companies in Mexico, share 10% of the annual pre-tax profits of our operations with all our workers (salaried and non-salaried). This benefit is payable in cash to each employee. Messrs. Genaro Guerrero Diaz Mercado and Xavier García de Quevedo Topete did not participate in the pre-income tax earnings of our Mexican operations in 2008.

(b) Mexican Legal Holiday Bonuses:

Mexican law also requires payment each year of at least 15 days’ salary to each employee, with at least one completed year of service, as a bonus for Christmas. We give our employees in Mexico one month’s salary as Christmas bonus.

        Mr. Genaro Guerrero Diaz Mercado received a Christmas bonus in 2008. Additionally, Mr. Xavier García de Quevedo Topete received $38,282 as Christmas bonus in 2008, both of which are reflected in the Summary Compensation Table under the All Other Compensation column.

(c) Vacation Compensation:

        We provide vacation bonuses for all our salaried employees, with at least one completed year of service, including our executive officers in Mexico, as required by Mexican law. This vacation bonus consists of at least 25% of the salary earned during the vacation period. Mr. Genaro Guerrero Diaz Mercado received a vacation bonus for 2008, which is reflected in the Summary Compensation Table under the All Other Compensation column. Mr. Xavier García de Quevedo Topete also received a vacation bonus of $19,141 for 2008.

Cash Compensation under Company Sponsored Programs:

(a) Pension Plan:

        We offer our employees of Industrial Minera Mexico, S.A. de C.V. and participating subsidiaries the possibility of joining a defined contribution pension plan. Mr. Genaro Guerrero Diaz Mercado received a contribution in 2008 under our pension plan, which is reflected in the Summary Compensation Table under the All Other Compensation column. Additionally, Mr. Xavier García de Quevedo Topete received $13,862 as employer contribution under our pension plan in 2008. A more detailed description of the principal features of the pension plan can be found under “Pension Plan,” above.

(b) Savings Plan:

        We offer our employees the possibility of saving up to 13% of their salaries and we match this amount with our own contributions (but never in excess of ten times the minimum monthly salary). These amounts are invested by us in marketable securities. Amounts can be withdrawn at any time with proper notice after ceasing participation in the plan. In 2008, Messrs. Genaro Guerrero Diaz Mercado and Xavier García de Quevedo Topete received contributions under our savings plan, which are reflected in the Summary Compensation Table under the All Other Compensation column.

(c) Relocation Assistance:

        The Company provides reimbursement for certain relocation expenses to new executive officers and to any executive officer whose job function requires his or her relocation. The relocation expenses may include, but is not limited to, moving expenses, temporary housing expenses, and transportation expenses. Mr. Genaro Guerrero Diaz Mercado received $44,915 in assistance with relocation expenses, which we reflect in the Summary Compensation Table under the All Other Compensation column.

Personal Benefits:

(a) Company Provided Car and Driver:

        Mr. Xavier García de Quevedo Topete, and other key salaried employees are provided with a Company car and driver.   Mr. Genaro Guerrero Diaz Mercado is provided with a Company car.  We consider that the use of Company cars by Messrs. Genaro Guerrero Diaz Mercado, Xavier García de Quevedo Topete, and other key salaried employees is not a personal benefit but is integrally and directly related to the performance of their functions as key executives or salaried employees of one of the largest companies in Mexico, is required for security reasons, and is consistent with local practice.

(b) Company Housing and Other Benefits:

        Employees of certain of our Mexican units reside in townsites at La Caridad and Cananea mines, where we have built approximately 2,000 houses and apartments and 275 houses and apartments, respectively. Employees of other units principally reside on the grounds of the mining or processing complexes in which they work and we have built approximately 900 houses and apartments for such employees. Housing, together with maintenance and utility services, is provided at minimal cost to most of our employees. Our townsites and housing complexes include educational and, in some units, medical facilities, churches, social clubs, shopping centers, banking and other services. At certain units, health care is provided free of charge to employees and their families. None of our executives working in Mexico receive these benefits.

EXECUTIVE COMPENSATION

        Set forth below is certain information concerning the compensation paid by us, or by one or more of our subsidiaries, to Messrs. Oscar González Rocha, José N. Chirinos, and Xavier García de Quevedo Topete for services rendered in all capacities to us for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006, and to Messrs. Genaro Guerrero Diaz Mercado and José de los Heros Ugarte for services rendered in all capacities to us for the fiscal year ended December 31, 2008. Mr. Germán Larrea Mota-Velasco, our Chairman, received no compensation from us in 2008, 2007 and 2006 for services other than as a director.

Summary Compensation Table(a)

	Gross Annual Compensation
				Stock	All Other
Name and Principal				Bonus	Compensation
Position	Year	Salary	Bonus	(b)	(c)	Total
Oscar González Rocha	2008	$494,217	$86,573	—	$598,570	$1,179,360
President and CEO	2007	$456,007	$143,538	$4,167	$781,983	$1,385,695
	2006	$405,764	$353,137	—	$757,188	$1,516,089
Genaro Guerrero Diaz Mercado	2008	$222,874	$—	—	$66,589	$289,463
Vice President, Finance and CFO
José N. Chirinos	2008	$209,616	$49,912	—	$376,031	$635,559
Comptroller	2007	$189,443	$41,377	$615	$464,422	$695,857
	2006	$178,754	$38,668	—	$455,128	$672,550
Xavier García de Quevedo	2008	$462,081	$60,841	—	$75,380	$598,302
Topete	2007	$410,231	$124,885	—	$86,701	$621,817
President, CEO of Southern	2006	$411,062	$344,977	—	$112,831	$868,870
Copper Minera Mexico, & COO of SCC
Mr. José de los Heros Ugarte	2008	$151,632	$37,535	—	$246,758	$435,925
Vice President, Commercial

(a)

Compensation for all of our Peruvian and Mexican employees is denominated, respectively, in Peruvian Nuevos Soles and Mexican Pesos. We convert the Peruvian Nuevos Soles and Mexican Pesos into U.S. dollars using the average exchange rate for the applicable period. The average rate in 2008 for Peruvian Nuevos Soles was 2.921 Nuevos Soles for each U.S. dollar. The average rate in 2008 for Mexican Pesos was 11.1383 Mexican Pesos for each U.S. dollar.

(b)	Messrs. González Rocha and Chirinos received a bonus in Grupo Mexico shares valued at $4,167 and $615, respectively, in 2007 under the Employee Stock Purchase Plan of Grupo Mexico.
(c)	All Other Compensation for Mr. Oscar González Rocha consists mainly of:

(i) Cash Compensation Mandated by Peruvian Law:

•                  $365,976 in 2008 as profit sharing in the profits of our Peruvian Branch;

•                  $85,390 in 2008 as Peruvian legal holiday bonus;

•                  $54,698 in 2008 as termination of employment or CTS; and

•                  Family assistance.

(ii) Cash Compensation Under Company Sponsored Programs:

•                  $44,839 as vacation bonus and travel paid by us in 2008;

•                  $24,711 in 2008 as five percent benefit or Quinquenio; and

•                  Compensation under other Company sponsored programs.

(iii) Personal Benefits:

•                  Use of our corporate Lima residence in 2008; and

•                  Travel benefits not directly related to the performance of Mr. Oscar González Rocha’s functions in 2008.

All Other Compensation for Mr. Genaro Guerrero Diaz Mercado consists mainly of:

(i) Cash Compensation Mandated by Mexican Law:

•                  2008 Mexican legal holiday bonus; and

•                  2008 vacation bonus.

(ii) Cash Compensation Under Company Sponsored Programs:

•                  2008 contributions under our Mexican pension and savings plan; and

•                  $44,915 in assistance with relocation expenses.

All Other Compensation for Mr. José N. Chirinos consists mainly of:

(i) Cash Compensation Mandated by Peruvian Law:

•                  $207,455 in 2008 as profit sharing in the profits of our Peruvian Branch;

•                  $47,003 in 2008 as Peruvian legal holiday bonus;

•                  $26,833 in 2008 as termination of employment or CTS; and

•                  Family assistance.

(ii) Cash Compensation Under Company Sponsored Programs:

•                  $18,534 in 2008 as vacation bonus and travel;

•                  $75,982 in 2008 as five percent benefit or Quinquenio; and

•                  Compensation under other Company sponsored programs.

All Other Compensation for Mr. Xavier García de Quevedo Topete consists mainly of:

(i) Cash Compensation Mandated by Mexican Law:

•                  $38,282 in 2008 as Mexican legal holiday bonus; and

•                  $19,141 in 2008 as vacation bonus.

(ii) Cash Compensation Under Company Sponsored Programs:

•                  $13,862 in 2008 as contribution under our Mexican pension plan; and

•                  2008 contributions under our Mexican savings plan.

All Other Compensation for Mr. José de los Heros Ugarte consists mainly of:

(i) Cash Compensation Mandated by Peruvian Law:

•                  $140,419 in 2008 as profit sharing in the profits of our Peruvian Branch;

•                  $30,245 in 2008 as Peruvian legal holiday bonus;

•                  $18,643 in 2008 as termination of employment or CTS; and

•                  Family assistance.

(ii) Cash Compensation Under Company Sponsored Programs:

•                  $15,355 in 2008 as vacation bonus and travel;

•                  $31,435 in 2008 as five percent benefit or Quinquenio;

•                  $10,410 as subsidy to assist with education costs for his children; and

•                  Compensation under other Company sponsored programs.

Option Grants, Exercises, and Fiscal Year-End Values

        No options were granted in 2008. The Stock Incentive Plan, under which options and stock awards could have been granted, expired by its terms on January 1, 2006.

Option Exercises and Fiscal Year-End Values

        No options were exercised in 2008.

Retirement Plans

        See descriptions above under “Pension Plans.”

Severance Benefit

        As described above in the Compensation Discussion and Analysis, we provide severance benefits as required by Peruvian and Mexican law.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
COMPENSATION DECISIONS

        Messrs. Germán Larrea Mota-Velasco, Alfredo Casar Pérez, Alberto de la Parra Zavala, Juan Rebolledo Gout, and Daniel Muñiz Quintanilla, our directors representing Grupo Mexico, are executive officers of Grupo Mexico or its affiliates. Messrs. Germán Larrea Mota-Velasco, Oscar González Rocha, Xavier García de Quevedo Topete, and Gilberto Perezalonso Cifuentes comprise the Compensation Committee of the Board. See also “Related Party Transactions.”

RELATED PARTY TRANSACTIONS

        In 2008, we had entered into certain transactions in the ordinary course of business with parties that are controlling stockholders or their affiliates. These transactions include the lease of office space, air transportation and construction services and products and services relating to mining and refining. We lend and borrow funds among affiliates for acquisitions and other corporate purposes. These financial transactions bear interest and are subject to review and approval by senior management, as are all related party transactions.

        Grupo México, our ultimate parent and our majority indirect stockholder, and our affiliates, provide various services to us. In 2008, these services were principally related to accounting, legal, tax, financial, treasury, human resources, price risk assessment and hedging, purchasing, procurement and logistics, sales and administrative and other support services. We pay Grupo México Servicios, S.A. de C.V., a subsidiary of Grupo Mexico, for these services. The total amount paid by us to Grupo México Servicios, S.A. de C.V. for such services in 2008 was $13.8 million. We expect to continue to pay for these support services in the future.

        Our Mexican operations paid fees of $11.0 million in 2008, primarily for freight services provided by Ferrocarril Mexicano, S.A. de C.V., a subsidiary of Grupo Mexico.

        In addition, our Mexican operations paid $22.0 million in 2008 for construction services provided by México Constructora Industrial, S.A. de C.V., an indirect subsidiary of Grupo Mexico.

        The Larrea family controls a majority of the capital stock of Grupo Mexico, and has extensive interests in other businesses, including oil drilling services, construction, aviation real estate and entertainment. We engage in certain transactions in the ordinary course of business with other entities controlled by the Larrea family relating to mining and refining services, the lease of office space, sale of vehicles, and air transportation and construction services. In connection with this, we paid fees of $1.8 million in 2008 for maintenance services and sale of vehicles provided by México Compañía de Productos Automotrices, S.A. de C.V., a company controlled by the Larrea family. Additionally, our Mexican subsidiaries have provided a guaranty for a new $10.8 million loan obtained by México Transportes Aéreos, S.A. de C.V. (“MexTransport”). MexTransport, a company controlled by the Larrea family, provides aviation services to our Mexican operations. The guaranty provided to MexTransport is backed up by the transport services provided by MexTransport to our Mexican subsidiaries. The Company paid fees of $2.9 million in 2008 to MexTransport for aviation services.

        Additionally, in 2008 we purchased $4.0 million of industrial material from Higher Technology S. A. C., and paid $0.8 million for maintenance services to Servicios y Fabricaciones Mecánicas S.A.C., companies in which Mr. Carlos González, a son of our President and Chief Executive Officer, has a proprietary interest. In addition, we purchased $0.7 million in 2008 of industrial material from Sempertrans France Belting Technology and $0.5 million from PIGOBA, S.A. de C.V. Mr. Alejandro González, a son of our President and Chief Executive Officer, is employed as a sales representative of Sempertrans and has a proprietary interest in PIGOBA. The Company purchased $2.2 million in 2008 of industrial material and services from Breaker, S.A. de C.V., a company in which Mr. Jorge González has a proprietary interest. Mr. Jorge González is the son-in-law of our President and Chief Executive Officer.

        It is anticipated that in the future we will enter into similar transactions with such parties.

        During 2008, the Audit Committee reviewed and did not object to any of the related party transactions reported in this proxy statement. Our Audit Committee recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore adopted a policy on January 24, 2007, and amended it on February 23, 2007, and on April 24, 2008.  This policy is followed in connection with all of our related party transactions. This policy formalizes the procedures followed by the Audit Committee for previous years. Related parties are those defined as such by the SEC. Our policy requires us to report all related party transactions in our filings with the SEC and as required by accounting requirements.

        It is our policy that the Audit Committee shall review all related party transactions. The Company is prohibited from entering or continuing a material related party transaction that has not been reviewed and approved or ratified by the Audit Committee. Our Certificate specifically provides that the Company is prohibited from engaging in any material affiliate transaction unless the transaction has been reviewed by a committee of at least three members of the Board of Directors, each of whom must satisfy the independence standards of the NYSE (or any other exchange or association on which the Common Stock is listed). A material affiliate transaction is defined as a transaction, business dealing or material financial interest in any transaction, or any series of transactions between Grupo México or one of its affiliates (other than us or any of our subsidiaries), on the one hand, and us or one of our subsidiaries, on the other hand, that involves an aggregate consideration of more than $10,000,000. We believe that the Audit Committee is best suited to review any material affiliate transaction.

        The Audit Committee may delegate authority to grant such approvals or ratifications to one or more members of the Audit Committee with the requirement that such member or members present any decisions made pursuant to such delegated authority to the full Audit Committee at its next scheduled meeting.

        Additionally, in transactions where a senior officer is related to any of our goods or services provider, the Chairman of the Audit Committee is delegated the authority to approve the transaction, unless it exceeds an aggregate consideration of more than US$500,000.00.  In the latter case, prior approval of the Audit Committee members is required.

        Management reports all related party transactions to the Audit Committee at each meeting. Material related party transactions are reported to the full Board of Directors. There is a presumption that the Audit Committee has approved or ratified the related party transaction if it has reviewed the transaction and made no observations or objections to same.

        In reviewing a related party transaction the Audit Committee considers all of the relevant factors surrounding the transaction including:

(1)	whether there is a valid business reason for us to enter into the related party transaction consistent with the best interests of the Company and our stockholders;
(2)	whether the transaction is negotiated on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally;
(3)

whether the Audit Committee determines that it has been duly apprised of all significant conflicts that may exist or may otherwise arise on account of the transaction, and it believes, nonetheless, that we are warranted in entering into the related party transaction and have developed an appropriate plan to manage the potential conflicts of interest;

(4)

whether the rates or charges involved in the transaction are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

(5)	whether the transaction involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and/or
(6)

whether the interest of the related party or that of a member of the immediate family of the related party arises solely from the ownership of our class of equity securities and all holders of that class of our equity securities received the same benefit on a pro rata basis.

“CONTROLLED COMPANY” EXCEPTION TO NYSE RULES

        A company of which more than 50% of the voting power is held by a single entity, a “controlled company,” need not comply with the requirements of the NYSE corporate governance rules requiring a majority of independent directors and independent compensation and nomination/corporate governance committees.

        We are a controlled company as defined by the rules of the NYSE. Grupo Mexico currently owns indirectly approximately 79.76% of our stock. We have taken advantage of the exceptions to the corporate governance rules of the NYSE. We have three special independent directors nominated by the Special Nominating Committee, Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Carlos Ruiz Sacristán. Mr. Emilio Carrillo Gamboa is our fourth independent director. At its meeting on January 29, 2009, the Board of Directors determined that Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, Carlos Ruiz Sacristán and Emilio Carrillo Gamboa are independent of management in accordance with the requirements of the NYSE as such requirements are interpreted by our Board of Directors in its business judgment.

CORPORATE GOVERNANCE

Corporate Governance Guidelines, Committee Charters and Code of Ethics

        We have adopted Corporate Governance Guidelines for the Board of Directors and charters for the Audit, Special Nominating, Corporate Governance and Disclosure, and Compensation Committees. We also have in place a Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, comptroller, all other officers, directors and our employees, including the persons performing accounting or financial functions. The Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Committee charters, may be accessed free of charge by visiting our web site at www.southerncoppercorp.com. Copies of these documents are also available in print by written request directed to our Secretary, at Southern Copper Corporation, 11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028, or at Southern Copper Corporation, Av. Caminos del Inca 171, Chacarilla del Estanque, Santiago de Surco, Lima-33, Peru or at Southern Copper Corporation at Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Mexico City, Mexico. We intend to report any amendments to, or waiver from, a provision of the Code of Business Conduct and Ethics that applies to the principal executive officer, principal financial officer, principal accounting officer, comptroller and other persons performing similar functions.

Executive Session of Non-Management Directors

        In accordance with Section 303A.03 of the corporate governance rules of the NYSE, an executive session of non-management directors is scheduled on the occasion of each of our regularly scheduled Board meetings. For such purpose, our Chairman invites the non-management directors to hold the executive session and all other members are asked to leave the boardroom. The non-management directors decide on each occasion if there are matters that warrant holding the executive session and the directors designate for each session, the director who will preside at each executive session. This policy is disclosed in Section 5.4 of our Corporate Governance Guidelines posted on the Company’s web site at www.southerncoppercorp.com.

Corporate Governance and Disclosure Committee

        The primary functions of the Corporate Governance and Disclosure Committee are  (a) to consider and make recommendations to the Company’s Board of Directors concerning the appropriate function and needs of the Board, (b) to develop and recommend to the Board corporate governance principles, (c) to oversee evaluation of the Board and management, and (d) to oversee and review compliance with the disclosure and reporting standards of the Company that require full, fair, accurate, timely, and understandable disclosure of material information regarding the Company in reports and documents that it files with the SEC, the NYSE and equivalent authorities in the countries in which the Company operates, as well as in other public communications that it regularly makes.  The

Chief Executive Officer, the Chief Financial Officer, the Comptroller, the Treasurer, and the persons performing accounting or financial functions are responsible to ensure compliance with these standards.  Additionally, the Chief Executive Officer and the Chief Financial Officer are responsible for establishing and maintaining disclosure controls and procedures and internal control over financial reporting.  It is also the purpose of the Corporate Governance and Disclosure Committee to assist the Audit Committee in the performance of its responsibilities. The Corporate Governance and Disclosure Committee is comprised of Messrs. Germán Larrea-Mota Velasco, Oscar González Rocha, Xavier García de Quevedo Topete, and Emilio Carrillo Gamboa. The Corporate Governance and Disclosure Committee met two times in 2008 with 100% attendance by Messrs. Germán Larrea-Mota Velasco, Oscar González Rocha, Xavier García de Quevedo Topete, and Emilio Carrillo Gamboa.

        The Corporate Governance and Disclosure Committee has the authority to delegate any of its authority to subcommittees designated by the Corporate Governance and Disclosure Committee, to the extent permitted by law. The Corporate Governance and Disclosure Committee has the authority to delegate its authority to one or more members of the Corporate Governance and Disclosure Committee with the requirement that such member or members present any decisions made pursuant to such delegated authority to the full Corporate Governance and Disclosure Committee at its next meeting. The Corporate Governance and Disclosure Committee has the sole authority to retain and terminate any counsel or other advisors, including sole authority to approve the fees and other retention terms.

Special Independent Directors/Special Nominating Committee

        The Special Nominating Committee functions as a special committee to nominate special independent directors to the Board. Pursuant to our Certificate, a special independent director is any director who (i) satisfies the independence requirements of the NYSE Listed Company Manual (or any other exchange or association on which the Common Stock is listed) and (ii) is nominated by the Special Nominating Committee. The Special Nominating Committee has the right to nominate a number of special independent directors based on the percentage of our Common Stock owned by all holders of our Common Stock, other than Grupo Mexico and its affiliates.

        The Special Nominating Committee consists of three directors, two (2) of whom are Luis Miguel Palomino and Carlos Ruiz Sacristán (each an “Initial Member” and, together with their successors, “Special Designees”) and such other director, currently Xavier García de Quevedo Topete, as may be appointed by the Board of Directors or the “Board Designee”. The Board Designee will be selected annually by the Board of Directors. The Special Designees will be selected annually by the members of the Board who are special independent directors or Initial Members. Only special independent directors can fill vacancies on the Special Nominating Committee. Any member of the Special Nominating Committee may be removed at any time by the Board of Directors for cause. The unanimous vote of all members of the nominating committee will be necessary for the adoption of any resolution or the taking of any action.

        Our Certificate provides that the number of special independent directors on the Board of Directors at any given time shall be equal to (a) the total number of directors on the Board of Directors multiplied by (b) the percentage of Common Stock owned by all of the stockholders (other than Grupo Mexico and its affiliates), rounded up to the next whole number. Notwithstanding the foregoing, the total number of persons nominated as special independent directors cannot be less than two or greater than six.

        The Special Nominating Committee has nominated Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Carlos Ruiz Sacristán as special independent directors. Mr. Emilio Carrillo is our fourth independent director. At its meeting on January 29, 2009, the Board of Directors approved the nomination of special independent directors made by the Special Nominating Committee and endorsed the determination made by the Special Nominating Committee that Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Carlos Ruiz Sacristán are independent of management in accordance with the requirements of the NYSE, as such requirements are interpreted by the Special Nominating Committee and our Board of Directors in their respective business judgments. The Board of Directors also determined that Mr. Emilio Carrillo is independent of management in accordance with the requirements of the NYSE as such requirements are interpreted by our Board of Directors in its business judgment. Notwithstanding the foregoing, the power of the Special Nominating Committee to nominate special independent directors is subject to the rights of the stockholders to make nominations in accordance with our by-laws.

        The Special Nominating Committee did not meet in 2008, except to make the nominations and determinations prior to the 2008 annual meeting of stockholders. The Special Nominating Committee considers and makes recommendations to the Board of Directors with respect to the nominations for special independent directors. The Committee considers recommendations for special independent director nominees to the Board of Directors from all sources. Recommendations for special independent director nominees should be sent in writing to our Secretary.

        The Special Nominating Committee’s Charter sets forth that it shall have the authority to:

•      consider and recruit candidates to fill the positions on the Board allocated to special independent directors taking into account the Board’s current composition and core competencies and the needs of the Board as a whole;

•      apply criteria for Board membership that require special independent directors to satisfy the independence requirements, possess financial and business competency, high ethical standards and integrity, intelligence and judgment, sufficient time to devote to our matters, and a history of achievement;

•      review and consider candidates from all sources;

•      conduct appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates;

•      recommend the special independent director nominees for approval by the Board and you;

•      fill any vacancy created by the removal, resignation or retirement from the Board of any special independent director; and

•      evaluate annually the Committee’s own performance and the adequacy of the charter, and report on the same to the Board.

        The Committee has the authority to delegate any of its authority to subcommittees designated by the Committee, to the extent permitted by law. However, the Committee has the sole authority to retain and terminate any advisor, including counsel and any search firm used to identify special independent director candidates, and to approve the fees and other retention terms of said advisors.

COMPENSATION OF DIRECTORS

2008 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)

Germán Larrea Mota-Velasco(a)	$44,000	$43,900	$87,900
Oscar González Rocha	—	—	—
Emilio Carrillo Gamboa(a)	$68,000	$43,900	$111,900
Alfredo Casar Pérez(a)	$44,000	$43,900	$87,900
Alberto de la Parra Zavala(a)	$38,000	$43,900	$81,900
Xavier García de Quevedo Topete	—	—	—
Harold S. Handelsman(a)	$34,000	$43,900	$77,900
Genaro Larrea Mota-Velasco(a)	$44,000	$43,900	$87,900
Daniel Muñiz Quintanilla(a)	27,000	43,900	70,900
Armando Ortega Gómez	—	—	—
Luis Miguel Palomino Bonilla(a)	$74,000	$43,900	$117,900
Gilberto Perezalonso Cifuentes(a)	$68,000	$43,900	$111,900
Juan Rebolledo Gout(a)	$44,000	$43,900	$44,900
Carlos Ruiz Sacristán(a)	$38,000	$43,900	$81,900

(a)  Individuals domiciled outside Peru are subject to a 30% income tax withholding.

        Each non-employee director receives compensation in the amount of $20,000 per year and $6,000 for attendance in person at each meeting. For attendance by telephone conference the compensation is $1,000 for each meeting. All Directors are reimbursed by us for all meeting related expenses.

        We have a Directors’ Stock Award Plan pursuant to which directors who are not compensated as our employees are entitled to an award of 1,200 shares of Common Stock upon election to the Board and 1,200 additional shares of Common Stock following each annual meeting of stockholders thereafter. This reflects the three-for-one stock split, which became effective on July 10, 2008. This Plan will expire by its terms on January 31, 2016.

        The information set forth below reflects the shares of our Common Stock granted under the Directors’ Stock Award Plan outstanding as of December 31, 2008.

Southern Copper Corporation

Shares of Common Stock Beneficially Owned

Germán Larrea Mota-Velasco	12,000
Oscar González Rocha	1,200
Emilio Carrillo Gamboa	7,200
Alfredo Casar Pérez	3,600
Alberto de la Parra Zavala	400
Xavier García de Quevedo Topete	3,600
Harold S. Handelsman	8,400
Genaro Larrea Mota-Velasco	6,000
Daniel Muñiz Quintanilla	1,230
Armando Ortega Gómez	0
Luis Miguel Palomino Bonilla	1,800
Gilberto Perezalonso Cifuentes	9,600
Juan Rebolledo Gout	3,600
Carlos Ruiz Sacristán	7,200

ATTENDANCE OF DIRECTORS

        The Board of Directors met four times at its regularly scheduled meetings in 2008, with 100% attendance by all directors, except Messrs. Emilio Carrillo Gamboa, Alberto de la Parra Zavala, Carlos Ruiz Sacristán, which attended 75% of the meetings. Mr. Daniel Muñiz Quintanilla attended the two meetings he was eligible to attend.

        We do not have a policy requiring attendance by directors at the annual meeting of stockholders. Mr. Oscar González Rocha, our President, chaired the 2008 annual meeting of stockholders. Messrs. Xavier García de

Quevedo Topete, Armando Ortega Gómez, Alberto de la Parra Zavala, Daniel Muñiz Quintanilla, and Juan Rebolledo Gout attended. The absence of all other directors was excused.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

        You or other persons wishing to write to our Board of Directors or a specified director or committee of the Board should send correspondence to our Secretary at Southern Copper Corporation, 11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028, or at Southern Copper Corporation, Av. Caminos del Inca 171, Chacarilla del Estanque, Santiago de Surco, Lima-33, Peru, or at Southern Copper Corporation, Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Mexico City, Mexico.

        All communications so received from you or other interested parties will be forwarded to the members of the Board of Directors, or to a specific Board member or committee if so designated by such person. Anyone who wishes to communicate with a specific Board member or committee should send instructions asking that the material be forwarded to the director or to the appropriate committee chairman.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based on our records and other information, we believe that all filing requirements of the SEC applicable to our executive officers, directors, and ten percent or more owners were complied with for 2008, with the exception of Mr. Germán Larrea Mota-Velasco, our Chairman, who filed one late report covering the acquisition of 400,000 shares during the third and fourth quarters of 2008, Mr. Oscar González Rocha, our President and Chief Executive Officer, who filed one late report covering the acquisition of 12,000 shares on December 4, 2008, Mr. Alberto de la Parra Zavala, one or our directors, who filed one late report covering the disposition of 800 shares on August 28, 2008, and Grupo Mexico, our indirect majority stockholder, who filed one late report covering the acquisition of 9,660,466 shares between October 22, 2008 and November 24, 2008.

APPROVAL OF PROPOSALS BY STOCKHOLDERS

The Board of Directors recommends that you vote FOR the following proposals.

PROPOSAL TO ELECT OUR
THIRTEEN DIRECTORS

        The Board of Directors recommends that you vote in favor of the election of Emilio Carrillo Gamboa, Alfredo Casar Pérez, Alberto de la Parra Zavala, Xavier García de Quevedo Topete, Oscar González Rocha, Germán Larrea Mota-Velasco, Genaro Larrea Mota-Velasco, Daniel Muñiz Quintanilla, Armando Ortega Gómez, Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, Juan Rebolledo Gout, and Carlos Ruiz Sacristán as directors of the Company to represent you.

PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT ACCOUNTANTS

        Galaz, Yamazaki, Ruiz Urquiza S.C., is a member firm of Deloitte Touche Tohmatsu, a Swiss Verein (“DTT”).  DTT’s Global Energy and  Resources practice provides comprehensive, integrated solutions to the electric power, oil and  gas, mining and water sectors through its member firms around the world. These solutions address the range of challenges facing energy and resources companies as they adapt to a changing regulatory environment, to political, economic and market pressure and to technological development. Deloitte and Touche LLP, a subsidiary of Deloitte LLP, and a member of DTT, was our independent accountants for the year ended December 31, 2002.

         The Board of Directors recommends that you ratify the selection by the Audit Committee of the Board of Directors of Galaz, Yamazaki, Ruiz Urquiza S.C., a member firm of Deloitte Touche Tohmatsu, as our independent accountants for the calendar year 2009.

        Galaz, Yamazaki, Ruiz Urquiza S.C., a member firm of Deloitte Touche Tohmatsu, has advised us that neither the firm nor any of its members have any direct or material indirect financial interest in us or our subsidiaries. A representative of Galaz, Yamazaki, Ruiz Urquiza S.C. will be present at the stockholders’ meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

PROPOSALS AND NOMINATIONS OF STOCKHOLDERS

        Under SEC rules, proposals of stockholders intended to be presented at our 2010 annual meeting of stockholders must be received by us at our principal executive office in the United States (11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028, USA) by December 2, 2009 to be considered for inclusion in our proxy statement and form of proxy.

        In addition, Section 2.03 of our by-laws, which deals with Notice of Stockholder Business and Nominations, provides that Common Stockholders seeking to nominate a director or propose business to be considered at an annual meeting of stockholders must give written notice to our Secretary regarding the proposed nominee and/or proposed business to be considered no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, your nominations or proposals intended to be presented at our 2010 annual meeting of stockholders must be received by us by January 29, 2010 but not before December 31, 2009 (unless the date of the 2010 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the 2009 meeting).

OTHER INFORMATION

        We are not aware of any other matters to be considered at the meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy are ratified to and will vote said proxy in accordance with their judgment on such matters.

        The cost of soliciting proxies in the accompanying form will be borne by us. Georgeson Shareholder Communications Inc. has been employed to solicit proxies by mail, telephone or personal solicitation for net fees to be paid by us of $1,000, plus reasonable out-of-pocket expenses. A number of our regular employees, without additional compensation, may solicit proxies personally or by mail or telephone.

Southern Copper Corporation Armando Ortega Gómez, Secretary

Phoenix, AZ, March 27, 2009

APPENDIX A

Southern Copper Corporation
Audit Committee Charter

The Audit Committee (the “Audit Committee” or “Committee”) of the Board of Directors shall be appointed by the Board of Directors (the “Board”) of Southern Copper Corporation (the “Company”).

The purposes of the Audit Committee of Southern Copper Corporation are (a) to assist the Board of Directors in overseeing (i) the quality and integrity of the Company’s financial statements, (ii) the qualifications and independence of the Company’s independent auditors (the “Independent Auditors”), (iii) the performance of the Company’s internal audit function and of the Independent Auditors, and (iv) the Company’s compliance with legal and regulatory requirements; and (b) to prepare the report of the Committee to be included in the Company’s annual proxy statement.  In order to perform its duties and responsibilities the Committee shall have the right to unrestricted access to members of management, employees, and any relevant information.

The Committee shall consist of three or more non-employee directors of the Company who are independent of management, are free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Committee member, and that otherwise satisfy the independence requirements of the New York Stock Exchange (“NYSE”) and other applicable requirements for audit committee service imposed by the Securities Exchange Act of 1934, as amended.  Each member of the Committee must be financially literate or must become financially literate within a reasonable period of time after appointment to the Committee.  At least one member of the Committee shall qualify as an audit committee “financial expert”, as such term is defined by the Securities and Exchange Commission (“SEC”).  Qualifications of Committee members shall be determined by the Board in its business judgment.

The Committee members serve at the discretion of the Board.  The Board shall designate one member of the Committee as its chairperson.  The Committee shall meet as frequently as required to fulfill its duties and responsibilities but in any case not less than four times a year.  The Committee shall set its own rules of procedure consistent with the Company’s By-Laws and applicable law.

The Committee shall:

1.     Have the sole and direct responsibility and authority for the appointment, retention and termination (subject, if applicable, to shareholder ratification), compensation, evaluation and oversight of the work of the Independent Auditors, including resolving disagreements between management and the Independent Auditors regarding financial reporting.  The Independent Auditors shall report directly to the Committee.  The Committee shall have the responsibility and authority to approve in advance all audit and non-audit services to be provided by the Independent Auditors and may delegate authority to grant such pre-approvals to one or more members of the Committee with the requirement that such member or members present any decisions made pursuant to such delegated authority to the full Audit Committee at its next scheduled meeting;

2.     Discuss and review with the Independent Auditors the overall scope, plans, and staffing for their audit;

3.     At least annually or as required, obtain and review a report by the Independent Auditors describing (i) all relationships between the Independent Auditors or its affiliates and the Company or persons in a financial reporting oversight role at the Company (to assess the Independent Auditors’ objectivity and independence, as required by  applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Auditors’ communications with the Committee concerning independence, as amended, substituted or supplemented from time to time, and to enable the Committee to take, or recommend that the Board take, appropriate action to assure the independence of the Independent Auditors); (ii) the Independent Auditors’ internal quality-control procedures; and (iii) any material issues raised by the most recent internal quality-control review, or peer review, of the Independent Auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the Independent Auditors, and any steps taken to deal with any such issues ;

4.     At least every six months, the Committee shall consider the qualifications of and service provided by the Independent Auditors’ team, results of peer reviews, as well as feedback from management and internal audit, and its own observations in assessing whether to reappoint the external auditors (or to recommend their reappointment for shareholder ratification);

5.     Review with management and the Independent Auditors the preparation of the financial statements and related disclosures contained in the Company’s annual and quarterly reports prior to being filed with the SEC, including (i) the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Result of Operations” and the results of the Independent Auditors’ timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices; (ii) their judgments about the quality, not just acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used; (iii) the degree of aggressiveness or conservatism of the Company’s accounting principles and underlying estimates and judgments; (iv) reports from the Independent Auditors with respect to the critical accounting policies and practices of the Company, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ratifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Independent Auditors and other material written communications between the Independent Auditors and management, such as any management letter or schedule of unadjusted differences; (v) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements; (vi) disclosure relating to related party transactions;  and (vii) any difficulties encountered by the Independent Auditors in the course of the audit or disagreements or other matters brought to the Committee’s attention, including management’s response.  After review, recommend to the Board the acceptance and inclusion of the annual audited consolidated financial statements in the Company’s Annual Report on Form 10-K;

6.     The Chair of the Audit Committee, or another member designated by the Committee, shall review and discuss with management, before release, the unaudited operating results in the Company’s quarterly earnings release;

7.     Discuss, at least annually, with the Independent Auditors (i) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended or supplemented from time to time, relating to the conduct of the audit; (ii) the audit process, including any problems or difficulties encountered in the course of the performance of the audit, or significant disagreements (and management’s response); (iii) the Company’s internal controls; and (iv) material written communications between the Independent Auditors and the Company;

8.     Obtain from the Independent Auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended;

9.     Review and evaluate the Company’s system of internal controls, and recommend to management changes or improvements thereto;

10.   Review and evaluate the Company’s internal audit function, including its independence, staffing and performance, and recommend to management changes or improvements thereto;

11.   Review and evaluate the appropriateness of the internal audit plans for the forthcoming year, including risk assessments, scope of coverage, planning and staffing;

12.   Meet separately, at least once every fiscal quarter, with management, with the Independent Auditors, and with the internal auditors;

13.   Review and evaluate significant audit findings, including significant suggestions for improvements in systems and internal controls from the internal auditors and the Independent Auditors;

14.   Review and discuss with management the Company’s guidelines and policies with respect to the process by which the Company undertakes risk assessment and risk management, including discussion of the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

15.   At least annually, review and discuss management’s statement of its responsibility for and its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the Independent Auditors’ report on management’s assessment;

16.   Review and discuss with management the Company’s practices regarding earnings press releases and the provision of financial information and earnings guidance by management to analysts and ratings agencies;

17.   Receive and review the reports of the Chief Executive Officer and Chief Financial Officer required by Section 302 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the certifications required by Sections 302 and 906 of Sarbanes-Oxley and the report and attestation required by Section 404 of Sarbanes-Oxley;

18.   Review with management (including the Company’s chief legal officer or appropriate delegates) and the Independent Auditors legal and regulatory matters that may have a material effect on the Company’s financial statements or related compliance policies, any correspondence with regulators or governmental agencies and any external or employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies, and any material reports or inquiries received by the Company or any of its subsidiaries from regulators or governmental agencies;

19.   Establish and maintain procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

20.   Receive corporate attorney’s reports of evidence of any material violation of securities laws, or any breach of fiduciary duty, or similar violations;

21.   Engage such outside legal, accounting, and other advisors, as the Committee shall deem necessary or appropriate, and obtain the appropriate funding (as determined by the Committee) from the Company for payment of:

i.	compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

ii.	compensation to any advisers employed by the Audit Committee; and,

iii.	ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties;

22.   Oversee the Company’s compliance with the requirements of all applicable audit regulations, and any amendments thereto, including reviewing codes of conduct applicable to directors, executive officers and employees of the Company and waivers granted thereunder;

23.   Review and evaluate the lead audit partner of the Independent Auditors and assure the regular rotation of the lead audit partner and the audit partner responsible for reviewing the audit as required by law;

24.   Set clear policies regarding the Company’s hiring of employees or former employees of the Independent Auditors;

25.   Report regularly to, and routinely communicate the results of all reviews and meetings with, the full Board of Directors;

26.   Review and assess the adequacy of this charter annually and obtain the Board of Directors’ approval for any changes to this charter;

27.   Undertake and review with the Board an annual performance evaluation of the Committee;

28.   Provide the report of the Committee required to be included in the Company’s annual proxy statement; and

29.   Perform such other duties and responsibilities, consistent with this Charter and governing law, delegated to the Committee by the Board.

It is the responsibility of the Company’s management to prepare financial statements in accordance with generally accepted accounting principles and of the Independent Auditors to audit those financial statements.  The Audit Committee’s responsibility is one of oversight and review.  The Audit Committee does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations, or generally accepted accounting principles.  Nothing contained herein shall have the effect of altering the responsibilities or duties toward the Company of the Independent Auditors, which shall remain ultimately accountable to the Audit Committee in accordance with applicable accounting standards, statutory or otherwise.

Approved by the Board of Directors on October 21, 2004 - Technical Changes Approved by the Audit Committee on January 21, 2009 and Confirmed by the Board of Directors on January 29, 2009.

SOUTHERN COPPER CORPORATION

PROXY

Proxy Solicited by Board of Directors for Annual Meeting of Stockholders to be Held April 30, 2009.

The undersigned hereby appoints OSCAR GONZALEZ ROCHA and ARMANDO ORTEGA GOMEZ, and each of them, with power of substitution, the proxies of the undersigned to vote all the shares the undersigned may be entitled to vote at the annual meeting of stockholders of Southern Copper Corporation, to be held at Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Mexico City, Mexico, on April 30, 2009, at 9:00 A.M., Mexico City time, and at any adjournment thereof upon all matters specified in the notice of said meeting as set forth on the reverse hereof, and upon such other business as may lawfully come before the meeting.

Holders of Common Stock are entitled to elect thirteen directors at the meeting. Please refer to the Proxy Statement for details.

PLEASE VOTE ON ALL PROPOSALS, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

The shares represented by this proxy will be voted as directed by the stockholder. If a signed proxy is returned to the Company with no voting instructions given, such shares will be voted FOR all nominees for election as directors and FOR proposal No. 2.

(Continued and to be marked, dated and signed on the other side)
BNY MELLON SHAREOWNER SERVICES
Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

▲ FOLD AND DETACH HERE ▲

You can now access your SOUTHERN COPPER CORPORATION account online.

Access your Southern Copper Corporation shareholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Southern Copper Corporation, now makes it easy and convenient to get current information on your shareholder account:

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Please mark your vote as indicated in this example	☒

The Board of Directors of Southern Copper Corporation recommends a vote “For” Proposals 1 and 2.

1.	Election of Directors	FOR all nominees listed below	WITHHOLD AUTHORITY to vote for all nominees listed below	*EXCEPTIONS
		☐	☐	☐
Common Stock Director Nominees:
01		Germán Larrea Mota-Velasco	08	Daniel Muñiz Quintanilla
02		Oscar González Rocha	09	Armando Ortega Gómez
03		Emilio Carrillo Gamboa	10	Luis Miguel Palomino Bonilla
04		Alfredo Casar Pérez	11	Gilberto Perezalonso Cifuentes
05		Alberto de la Parra Zavala	12	Juan Rebolledo Gout
06		Xavier García de Quevedo Topete	13	Carlos Ruiz Sacristán
07		Genaro Larrea Mota-Velasco

(INSTRUCTIONS: To withhold authority to vote for either individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exception:

2. Ratify the Audit Committee’s selection of Galaz, Yamazaki, Ruiz Urquiza, S.C., member of Deloitte Touche Tohmatsu as independent accountants for 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

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